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                                                                    EXHIBIT 99.1


COMPANY CONTACT:                        Tony M. Shelby
                                        Chief Financial Officer
                                        (405) 235-4546

KCSA CONTACT:                           Leslie A. Schupack/Joe Mansi
                                        (212) 682-6300, ext. 205/207

November 4, 1997                                           NYSE: LSB



                        LSB INDUSTRIES, INC. ANNOUNCES
              $100,000,000 OFFERING OF SENIOR NOTES BY SUBSIDIARY


Oklahoma City, Oklahoma .... November 4, 1997 .... LSB Industries, Inc. ("LSB")
announced today that its wholly owned subsidiary, ClimaChem, Inc. ("ClimaChem"), proposes to offer up to $100,000,000 senior unsecured notes due 2007 (the "Notes") in an offering not registered or required to be registered under the Securities Act of 1933, as amended (the "Act"). Certain subsidiaries of ClimaChem will guarantee the Notes on a senior unsecured basis. If the offering is completed, net proceeds will be used to repay certain term loans, reduce the outstanding amounts under various revolving credit facilities, fund a loan to LSB of approximately $10 million, and the balance for ClimaChem's general corporate purposes.

The Notes have not been registered under the Act and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Act. The Notes will be offered and sold only to qualified institutional buyers in reliance on Rule 144A of the Act, a limited number of other institutional accredited investors and certain persons in offshore transactions in reliance on Regulation S under the Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy the proposed Notes.

ClimaChem was organized in October 1997 to own LSB's Chemical Business, which is engaged in the manufacture and sale of chemical products for the mining, agricultural and industrial markets, and Climate Control Business, which is engaged in the manufacture and sale of a broad range of hydronic fan coils and water source heat pumps as well as other air conditioning products for commercial and residential applications. LSB is a diversified manufacturing, marketing and engineering company with worldwide operations. LSB's Common
Stock and Series 2 Preferred Stock are listed for trading on the New York
Stock Exchange.